EXHIBIT 10.1

April 6, 2005

Dear Mr. Friedman:

We are all very pleased that our shareholders have elected you as a member of the Board of Directors of The Goldman Sachs Group, Inc. (“GS Inc.”). I am writing to set forth the terms of your compensation as a nonmanagement director. The terms of your compensation will remain in effect until modified by the Corporate Governance and Nominating Committee and the Board.

Your term as a director commences today, April 6, 2005, and will run through the next annual meeting of shareholders of GS Inc.

As compensation for your services, you will receive each year you serve as a director:

•	a $75,000 annual retainer (the “Annual Retainer”), which will be in the form of fully vested restricted stock units [1] (“RSUs”) for fiscal 2005 and, after that, at your election, in the form of fully vested RSUs or cash; and

•	an annual grant (the “Annual Grant”), which will be in RSUs for fiscal 2005 and, after that, at your election, in the form of (a) 3,000 fully vested RSUs; (b) fully vested options (“Options”) to purchase 9,000 shares of GS Inc. common stock (“GS Inc. Shares”); or (c) 1,500 fully vested RSUs and fully vested Options to purchase 4,500 GS Inc. Shares.

The Annual Retainer is paid annually in arrears. The Annual Grant is paid annually in advance of the fiscal year to which it pertains.

For fiscal 2005, you will receive each of the Annual Retainer and Annual Grant prorated from the date of your election. Your prorated fiscal 2005 Annual Grant (to be granted in April 2005) and prorated fiscal 2005 Annual Retainer (to be granted at the end of fiscal 2005) are as follows:

Fiscal 2005 Annual Grant:	2,000 RSUs
Fiscal 2005 Annual Retainer:	$50,000 (to be converted into RSUs) [2]

[1]	A restricted stock unit constitutes an unfunded, unsecured promise to deliver a share of GS Inc. common stock on a predetermined date.

[2]	This dollar amount will be converted into RSUs on the same basis as the conversion of dollar amounts into RSUs for the year-end RSUs granted generally to employees of GS Inc. or its affiliates for fiscal 2005 or, if no such RSUs are granted, on the basis of a grant price equal to the average closing price of GS Inc. Shares on the NYSE over the 10 trading-day period up to and including November 25, 2005.

Future RSUs or Options granted to you for the Annual Grant will be granted on the same date as the prior fiscal year’s year-end equity awards are granted to employees of GS Inc. and its affiliates who are subject to Section 16 of the U.S. Securities Exchange Act of 1934 (“Section 16 Persons”) or, if no such awards are granted, on the last business day of December in the fiscal year to which the Annual Grant pertains.

Any future RSUs granted to you for the Annual Retainer will be in such number as is determined using the same manner for determining grants to employees for year-end RSUs for that fiscal year or, if no such RSUs are granted, using a grant price equal to the average closing price of GS Inc. Shares on the New York Stock Exchange (“NYSE”) over the 10-trading-day period up to and including the last day of the fiscal year. Such RSUs will be granted to you on the same date as fiscal year-end equity awards for such fiscal year are granted to Section 16 Persons or, if no such awards are granted, on the last business day in December immediately following the end of such fiscal year. All RSUs granted as nonmanagement director compensation provide for delivery of GS Inc. Shares on the last business day of May in the year following the year in which you cease to be a director of GS Inc.

Any Options granted to you for the Annual Grant:

(i)	are immediately vested and first become exercisable on the earlier of (a) the same date that year-end options granted to Section 16 Persons for the prior fiscal year become exercisable or, if no such options are granted, on the first trading day in January three years after the date of grant unless that date is not during an “access person window period” (“Window Period”) under GS Inc.’s trading policy, in which case the first trading day of the first Window Period that begins thereafter, and (b) the date on which you cease to be a director of GS Inc.;

(ii)	have an exercise price equal to the exercise price of any year-end options granted to Section 16 Persons for the prior fiscal year or, if no such options are granted, the closing price of GS Inc. Shares on the NYSE on the date of grant of the Annual Grant; and

(iii)	will expire ten years after the date of grant.

All Options and RSUs will be subject to the terms and conditions of The Goldman Sachs Amended and Restated Stock Incentive Plan and the relevant award agreements.

I have enclosed various documents in connection with these arrangements. Please complete them as necessary, sign where indicated and return them in the enclosed envelope. The remaining copies are for your records.

Sincerely,

/s/ Henry M. Paulson, Jr.

Henry M. Paulson, Jr.

Enclosures:	The Goldman Sachs Amended and Restated Stock Incentive Plan
Custody Agreement
Fiscal 2005 Annual Grant RSU Award Agreement and Related Summary
Signature Card